Exhibit 99.1

PHH CORPORATION PROVIDES UPDATE ON PREPARATION OF 2005 FINANCIAL STATEMENTS

Releases Key Operating Metrics for Second Quarter 2006

Mt. Laurel, NJ, July 21, 2006 - PHH Corporation (NYSE: PHH) today provided an update on the status of the preparation and audit of its 2005 financial statements and announced that its Audit Committee concluded that its previously-issued audited financial statements for the years ended December 31, 2001, 2002, 2003 and 2004 and its unaudited financial statements for the quarters ended March 31, 2004, June 30, 2004, September 30, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 (collectively, the “Prior Financial Statements”) should not be relied upon because of errors in the Prior Financial Statements and restatements of certain Prior Financial Statements will be required. PHH also released certain key operating metrics for the three months and six months ended June 30, 2006 and liquidity information as of June 30, 2006. Investors should refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) today for additional information.

Financial Statements Update

As reported in our prior SEC filings, PHH did not meet the extended SEC deadline to file our Annual Report on Form 10-K for the year ended December 31, 2005 (“Form 10-K”) or our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and we do not expect to file our Form 10-Q for the quarter ended June 30, 2006 by the required SEC filing deadline because we have not yet finalized our financial statements for the quarter and the year ended December 31, 2005 and the audit of our 2005 financial statements is ongoing. As previously disclosed, we have obtained waivers from certain of our lenders and other parties regarding the delivery of our financial statements and are continuing to seek additional waivers as necessary.

On February 1, 2005, we began operating as an independent, publicly-traded company pursuant to a spin-off (“Spin-Off”) from Cendant Corporation (“Cendant”). Prior to our Spin-Off, we underwent an internal reorganization which required significant accounting adjustments and certain allocations were made that are now the subject of additional review by us as part of the ongoing preparation of our 2005 financial statements. As part of our review of these transactions and certain other accounting items not related to the Spin-Off identified in the course of the ongoing preparation of our 2005 financial statements, a number of accounting matters are being reviewed by us as disclosed in our prior SEC filings. We are working diligently to complete the Form 10-K and commence work on our Quarterly Reports on Form 10-Q, but we are unable at this time to provide an expected date for these filings. For more information on these matters, investors should review our Current Reports on Form 8-K filed with the SEC on March 1, 2006, March 17, 2006, May 11, 2006, June 12, 2006 and today (collectively, the “Form 8-Ks”).

After evaluating certain open accounting matters, our Audit Committee, in consultation with management and our independent auditors, determined that stockholders should no longer rely on our Prior Financial Statements. We have identified certain accounting errors in our Prior Financial Statements, including the appropriateness of a portion of mortgage re-insurance premiums being included as a component of the cash flows of our mortgage servicing rights. Investors should review our Current Report on Form 8-K filed with the SEC today for additional information on our evaluation of the open accounting matters.

Because the preparation of our financial statements continues, certain of the accounting matters identified at this stage as well as the potential impact of certain of these matters on our financial statements have not yet been finalized and are subject to change. As we continue the process of evaluating the accounting issues identified in the Form 8-Ks and completing the preparation of our financial statements, additional material accounting issues may be identified which, individually or in the aggregate, may result in material impairments to assets and/or material adjustments to or restatements of our financial statements for prior periods or prior fiscal years beyond those we have disclosed.

Key Operating Metrics

We are providing certain unaudited operating metrics for the three months and six months ended June 30, 2006 and liquidity information as of June 30, 2006.

Mr. Terry Edwards, president and chief executive officer, stated, “While we are disappointed with the year-to-date mortgage results due to historically tight prime margins, lower origination volume and increased hedging costs, the long-term future of our private-label business is bright. We are busy launching the recently announced signings and our pipeline of prospects remains promising. Our management continues to focus on client service and cost management. That said, the remaining six months of 2006 will be challenging.

“Our fleet management business is having a strong year thus far. Three of the four key operating metrics are up and we continue to be pleased with PHH Arval’s overall performance.”

Mr. Edwards continued, “Through the extraordinary efforts of our employees and advisors, we have made substantial progress and continue to diligently work to resolve the matters causing the delay in filing our financial statements. We thank our employees, clients, lenders and stockholders for their loyalty and support.”

In connection with the ongoing review and analysis of our 2005 annual and quarterly financial statements, we are undertaking a comprehensive review of our accounting controls, financial reporting process and the application of generally accepted accounting principles. While most of the information contained in the following summary tables is not derived from our financial statements, we expect that some of this information may be impacted by the ongoing analysis of our financial statements. We believe that the information may be useful to investors for comparing current business activities with those of prior periods and for reviewing trends in our business, notwithstanding that information may change, perhaps materially, from what is reported herein. Accounting matters under review that may cause some of this information to change include those disclosed in our Form 8-Ks. Investors should refer to these Form 8-Ks for additional information regarding the review and analysis of our 2005 annual and quarterly financial statements.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States,1 and its subsidiary, PHH Arval, is the second-largest fleet management services provider in the United States and Canada.2 For additional information about the company and its subsidiaries please visit our website at www.phh.com.

[1]	Inside Mortgage Finance, Copyright 2006
[2]	Automotive Fleet Fact Book, June 2006

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. As you read and consider the estimates of historic operating metrics, such as loan origination volume and average fleet units, and information regarding the appropriateness of certain accounting and tax treatments included in this press release, you should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.

You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” in our periodic reports under the Securities Exchange Act of 1934, as amended, and those risk factors included as Exhibit 99 thereto, titled “Risk Factors Affecting our Business and Future Results,” in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

Contact Information:
Investors:
Nancy R. Kyle
856-917-4268

Media:
Karen K. McCallson
856-917-8679

PHH Corporation
Mortgage Services Segment
Key Operating Metrics
Preliminary and Unaudited (1)

Mortgage Originations

	Three Months Ended June 30,
	2006	2005	Change	% Change
	(Dollars in millions, except average loan amount)
Loans closed to be sold	$9,435	$9,677	$(242)	(3)%
Fee-based closings	2,334	3,413	(1,079)	(32)%
Total closings	$11,769	$13,090	$(1,321)	(10)%
Purchase closings	$8,512	$9,208	$(696)	(8)%
Refinance closings	3,257	3,882	(625)	(16)%
Total closings	$11,769	$13,090	$(1,321)	(10)%
Fixed rate	$6,444	$5,446	$998	18%
Adjustable rate	5,325	7,644	(2,319)	(30)%
Total closings	$11,769	$13,090	$(1,321)	(10)%
Number of loans closed (units)	57,907	62,035	(4,128)	(7)%
Average loan amount	$203,240	$211,010	$(7,770)	(4)%
Loans sold	$8,854	$8,681	$173	2%
Average loan servicing portfolio	$158,726	$146,244	$12,482	9%

	Six Months Ended June 30,
	2006	2005	Change	% Change
	(Dollars in millions, except average loan amount)
Loans closed to be sold	$16,640	$16,492	$148	1%
Fee-based closings	4,370	6,013	(1,643)	(27)%
Total closings	$21,010	$22,505	$(1,495)	(7)%
Purchase closings	$14,670	$15,366	$(696)	(5)%
Refinance closings	6,340	7,139	(799)	(11)%
Total closings	$21,010	$22,505	$(1,495)	(7)%
Fixed rate	$11,301	$9,274	$2,027	22%
Adjustable rate	9,709	13,231	(3,522)	(27)%
Total closings	$21,010	$22,505	$(1,495)	(7)%
Number of loans closed (units)	104,323	108,759	(4,436)	(4)%
Average loan amount	$201,394	$206,925	$(5,531)	(3)%
Loans sold	$16,132	$15,097	$1,035	7%
Average loan servicing portfolio	$158,317	$146,120	$12,197	8%

Loan Servicing Portfolio Activity
	Six Months Ended June 30,
	2006	2005
	(In millions)
Balance, beginning of period (2)	$154,843	$143,056
Additions (3)	18,478	18,173
Payoffs and curtailments (3)	(16,176)	(17,113)
Addition of certain subserviced home equity loans as of June 30, 2006 (4)	2,130	—
Balance, end of period (4)	$159,275	$144,116

Loan Servicing Portfolio Delinquency (5)(6)
	June 30,
	2006		2005
	Number of Loans	Unpaid Balance	Number of Loans	Unpaid Balance
30 days	1.70%	1.43%	1.87%	1.47%
60 days	0.32%	0.25%	0.35%	0.24%
90 or more days	0.30%	0.22%	0.38%	0.24%
Total delinquency	2.32%	1.90%	2.60%	1.95%
Foreclosure/real estate owned/bankruptcies	0.84%	0.58%	0.96%	0.56%
__________
(1)	The operating metrics presented herein include the consolidated results of PHH Mortgage Corporation and PHH Home Loans, LLC.
(2)	Excludes certain home equity loans subserviced for others. These amounts were approximately $2.5 billion and $2.7 billion as of December 31, 2005 and 2004, respectively.
(3)	Excludes activity related to certain home equity loans subserviced for others.
(4)
Prior to June 30, 2006, certain home equity loans subserviced for others were excluded from the disclosed portfolio activity. Due to a systems conversion during the second quarter of 2006, these loans subserviced for others are included in the portfolio balance as of June 30, 2006. The balance of home equity loans subserviced for others and excluded at June 30, 2005 was $2.5 billion.

(5)	Represents the loan servicing portfolio delinquencies as a percentage of the total number of loans and the total unpaid balance of the portfolio.
(6)
Certain home equity loans subserviced for others were excluded from the delinquency calculations as of June 30, 2005, but due to a systems conversion, are included in the delinquency calculations as of June 30, 2006. These loans totaled approximately $2.5 billion as of June 30, 2005 and $2.1 billion as of June 30, 2006. Had these loans been excluded from the June 30, 2006 delinquency calculations, the total delinquency would increase from 2.32% to 2.39% and from 1.90% to 1.91% based on the number of loans and the unpaid balance, respectively. In addition, the percentage of the total number of loans in foreclosure/real estate owned/bankruptcy and the percentage of the unpaid balance that relates to those loans would increase from 0.84% to 0.87% and from 0.58% to 0.59%, respectively.

PHH Corporation
Fleet Management Services Segment
Key Operating Metrics
Preliminary and Unaudited

	Average for the Three Months Ended June 30,
	2006	2005	Change	% Change
	(In thousands)
Leased vehicles	334	324	10	3%
Maintenance cards	339	338	1	—
Fuel cards	326	321	5	2%
Accident management vehicles	327	331	(4)	(1)%

	Average for the Six Months Ended June 30,
	2006	2005	Change	% Change
	(In thousands)
Leased vehicles	333	323	10	3%
Maintenance cards	341	337	4	1%
Fuel cards	325	319	6	2%
Accident management vehicles	329	330	(1)	—

PHH Corporation
Available Funding Under Asset-Backed Debt Arrangements and Committed Unsecured Credit Facilities
Preliminary and Unaudited

As of June 30, 2006, available funding under our asset-backed debt arrangements and committed unsecured credit facilities consisted of:

	Capacity(1)	Utilized Capacity	Available Capacity
		(In millions)
Asset-Backed Funding Arrangements
Vehicle management	$3,714	$3,486	$228
Mortgage warehouse	3,504	1,836	1,668

Committed Unsecured Credit Facilities (2)	$1,800	$1,297	$503
__________
(1)
Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions and covenants of the respective agreements. With respect to asset-backed funding arrangements, capacity may be further limited by the availability of asset eligibility requirements under the respective agreements.

(2)
Includes a $1.3 billion revolving credit agreement that matures in January 2011 and a $500 million revolving credit agreement that matures in April 2007. Available capacity reflects reductions in availability under the lines due to (i) draws under both lines totaling $770 million and (ii) an allocation against the lines of $527 million which fully supports outstanding commercial paper issued by the Company as of June 30, 2006. (Under the Company’s policy, 100% of outstanding commercial paper is supported by available capacity under its unsecured credit facilities). In addition to the committed unsecured credit facilities, the Company has outstanding unsecured medium term notes (“MTNs”) issued under our public notes indenture that totaled $1.043 billion as of June 30, 2006.